Exhibit 99.1

Arch Resources, Inc.

Financial Statements

Years Ended December 31, 2024 and 2023

With Report of Independent Auditors

1

2

Ernst & Young LLP 7676 Forsyth Boulevard Suite 2600 St. Louis, Missouri 63105	Tel: +1 314 290 1000 Fax: +1 314 290 1882 ey.com

Report of Independent Auditors

The Board of Directors of Core Natural Resources, Inc.

Opinion

We have audited the consolidated financial statements of Arch Resources, Inc. and subsidiaries (the Company) which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated income statements, and consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

February 19, 2025

Arch Resources, Inc. and Subsidiaries

Consolidated Income Statements

(in thousands, except per share data)

	Year Ended	Year Ended
	December 31,	December 31,
	2024	2023
Revenues	$2,432,818	$3,145,843
Costs, expenses and other operating
Cost of sales (exclusive of items shown separately below)	2,147,412	2,341,956
Depreciation, depletion and amortization	157,675	146,418
Accretion on asset retirement obligations	23,477	21,170
Selling, general and administrative expenses	89,947	98,871
Merger related costs	12,400	—
Severance costs related to voluntary separation plan	7,820	—
Other operating income, net	(27,564)	(9,026)

	2,411,167	2,599,389

Income from operations	21,651	546,454

Interest income (expense), net
Interest expense	(15,789)	(14,821)
Interest and investment income	22,117	17,259

	6,328	2,438

Income before nonoperating expenses	27,979	548,892

Nonoperating expense
Non-service related pension and postretirement benefit credits	871	3,786
Net loss resulting from early retirement of debt	—	(1,126)

	871	2,660

Income before income taxes	28,850	551,552
(Benefit from) provision for income taxes	(3,754)	87,514

Net income	$32,604	$464,038

The accompanying notes are an integral part of the consolidated financial statements.

Arch Resources, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2024	2023
Net income	$32,604	$464,038

Pension, postretirement and other post-employment benefits
Comprehensive income (loss) before tax	3,392	(24,364)
(Benefit from) provision for income taxes	(722)	1,662

	2,670	(22,702)

Available-for-sale securities
Comprehensive income before tax	23	39
(Benefit from) provision for income taxes	(5)	16

	18	55

Total other comprehensive income (loss)	2,688	(22,647)

Total comprehensive income	$35,292	$441,391

The accompanying notes are an integral part of the consolidated financial statements.

Arch Resources, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$174,991	$287,807
Short-term investments	34,555	32,724
Restricted cash	1,100	1,100
Trade accounts receivable (net of $0 allowance at December 31, 2024 and December 31, 2023)	224,554	273,522
Other receivables	6,440	13,700
Inventories	253,508	244,261
Other current assets	75,025	64,653

Total current assets	770,173	917,767

Property, plant and equipment
Coal lands and mineral rights	402,314	402,387
Plant and equipment	1,206,921	1,099,511
Deferred mine development	530,523	509,637

	2,139,758	2,011,535
Less accumulated depreciation, depletion and amortization	(934,998)	(782,644)

Property, plant and equipment, net	1,204,760	1,228,891
Other assets
Deferred income taxes	127,256	124,024
Equity investments	28,645	22,815
Fund for asset retirement obligations	149,782	142,266
Other noncurrent assets	44,077	48,410

Total other assets	349,760	337,515

Total assets	$2,324,693	$2,484,173

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$165,680	$205,001
Accrued expenses and other current liabilities	110,485	127,617
Current maturities of debt	137,131	35,343

Total current liabilities	413,296	367,961
Long-term debt	—	105,252
Asset retirement obligations	242,094	255,740
Accrued pension benefits	807	878
Accrued postretirement benefits other than pension	40,952	47,494
Accrued workers’ compensation	153,655	154,650
Other noncurrent liabilities	54,859	72,742

Total liabilities	905,663	1,004,717
Stockholders’ equity
Common stock, $0.01 par value, authorized 300,000 shares, issued 30,810 and 30,557 shares at December 31, 2024 and December 31, 2023, respectively	308	306
Paid-in capital	768,890	720,029
Retained earnings	1,802,246	1,830,018
Treasury stock, 12,701 and 12,197 shares at December 31, 2024 and December 31, 2023, respectively, at cost	(1,193,884)	(1,109,679)
Accumulated other comprehensive income	41,470	38,782

Total stockholders’ equity	1,419,030	1,479,456

Total liabilities and stockholders’ equity	$2,324,693	$2,484,173

The accompanying notes are an integral part of the consolidated financial statements.

Arch Resources, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,	Year Ended December 31,
	2024	2023
Operating activities
Net income	$32,604	$464,038
Adjustments to reconcile to cash from operating activities:
Depreciation, depletion and amortization	157,675	146,418
Accretion on asset retirement obligations	23,477	21,170
Deferred income taxes	(3,960)	87,091
Employee stock-based compensation expense	21,067	25,443
Amortization relating to financing activities	2,852	1,751
Gain on disposals and divestitures, net	(332)	(731)
Reclamation work completed	(7,810)	(21,456)
Contribution to fund for asset retirement obligations	(7,516)	(6,273)
Changes in:
Receivables	56,250	(31,763)
Inventories	(9,247)	(21,246)
Accounts payable, accrued expenses and other current liabilities	(50,473)	(31,323)
Income taxes, net	697	(938)
Other	(6,454)	3,193

Cash provided by operating activities	208,830	635,374
Investing activities
Capital expenditures	(164,570)	(176,037)
Minimum royalty payments	(1,050)	(1,175)
Proceeds from disposals and divestitures	374	4,055
Purchases of short-term investments	(44,325)	(35,412)
Proceeds from sales of short-term investments	42,994	40,292
Investments in and advances to affiliates, net	(19,887)	(17,345)

Cash used in investing activities	(186,464)	(185,622)
Financing activities
Proceeds from issuance of term loan due 2025	20,000	—
Payments on term loan due 2025	(10,000)	—
Payments on term loan due 2024	(3,502)	(3,000)
Payments on convertible debt	—	(58,430)
Net payments on other debt	(10,678)	(18,943)
Debt financing costs	(1,516)	—
Purchases of treasury stock	(30,747)	(125,508)
Dividends paid	(73,831)	(206,125)
Payments for taxes related to net share settlement of equity awards	(24,908)	(30,240)
Proceeds from warrants exercised	—	44,242

Cash used in financing activities	(135,182)	(398,004)

(Decrease) increase in cash and cash equivalents, including restricted cash	(112,816)	51,748
Cash and cash equivalents, including restricted cash, beginning of period	$288,907	$237,159

Cash and cash equivalents, including restricted cash, end of period	$176,091	$288,907

Cash and cash equivalents, including restricted cash, end of period
SUPPLEMENTAL CASH FLOW INFORMATION
Cash and cash equivalents	$174,991	$287,807

Restricted Cash	1,100	1,100

Cash paid during the period for interest	$12,763	$10,466

The accompanying notes are an integral part of the consolidated financial statements.

Arch Resources, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

Two Years Ended December 31, 2024

			Treasury		Accumulated Other
	Common	Paid-In	Stock, at	Retained	Comprehensive
	Stock	Capital	Cost	Earnings	Income (Loss)	Total
	(In thousands, except per share data)
BALANCE AT DECEMBER 31, 2022	$288	$724,660	$(986,171)	$1,565,374	$61,429	$1,365,580
Dividends on common shares	—	—	—	(192,471)	—	(192,471)
Dividend equivalents earned on RSU grants	—	428	—	(6,923)	—	(6,495)
Issuance of 311,506 shares of common stock under long-term incentive plan	3	(3)	—	—	—	—
Purchase of 989,792 shares of common stock under share repurchase program	—	—	(123,508)	—	—	(123,508)
Employee stock-based compensation	—	25,443	—	—	—	25,443
Cash paid for convertible debt repurchased	—	(44,486)	—	—	—	(44,486)
Common stock withheld related to net share settlement of equity awards	—	(30,240)	—	—	—	(30,240)
Issuance of 1,484,226 shares of common stock for warrants exercised	15	44,227	—	—	—	44,242
Total comprehensive income (loss)	—	—	—	464,038	$(22,647)	441,391

BALANCE AT DECEMBER 31, 2023	$306	$720,029	$(1,109,679)	$1,830,018	$38,782	$1,479,456
Dividends on common shares	—	—	—	(59,797)	—	(59,797)
Dividend Equivalents earned on RSU grants	—	78	—	(579)	—	(501)
Purchase of 189,068 shares of common stock under share repurchase program	—	—	(30,747)	—	—	(30,747)
Excise tax on share repurchases	—	—	(834)	—	—	(834)
Receipt of 315,721 shares from the exercise of capped call	—	52,624	(52,624)	—	—	—
Employee stock-based compensation	—	21,067	—	—	—	21,067
Issuance of 252,707 shares of common stock under long-term incentive plan	2	—	—	—	—	2
Common stock withheld related to net share settlement of equity awards	—	(24,908)	—	—	—	(24,908)
Total comprehensive income	—	—	—	32,604	2,688	35,292

BALANCE AT DECEMBER 31, 2024	$308	$768,890	$(1,193,884)	$1,802,246	$41,470	$1,419,030

The accompanying notes are an integral part of the consolidated financial statements.

Arch Resources, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Basis of Presentation

The accompanying consolidated financial statements include the accounts of Arch Resources, Inc. (“Arch Resources”) and its subsidiaries and controlled entities (the “Company”). Unless the context indicates otherwise, the terms “Arch” and the “Company” are used interchangeably in the financial statements. The Company’s primary business is the production of metallurgical and thermal coal from underground and surface mines located throughout the United States, for sale to steel producers, utility companies, and industrial accounts both in the United States and around the world. The Company currently operates mining complexes in West Virginia, Wyoming and Colorado. All subsidiaries are wholly-owned. Intercompany transactions and accounts have been eliminated in consolidation.

2. Accounting Policies

The accompanying consolidated financial statements have been prepared to reflect the Company’s financial position, results of operations and cash flows, in conformity with accounting principles generally accepted in the United States. Certain prior period balances have been reclassified to conform to the current period presentation in the consolidated financial statements and the accompanying notes.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses in the accompanying consolidated financial statements and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents are stated at cost. Cash equivalents consist of highly-liquid investments with an original maturity of three months or less when purchased and investments in commercial paper.

Restricted Cash

Amounts included in restricted cash represent required deposits for a performance bid bond for a potential customer for $1.1 million as of both December 31, 2024 and 2023, respectively.

Accounts Receivable

Accounts receivable are recorded at amounts that are expected to be collected, based on past collection history, the economic environment and specified risks identified in the receivables portfolio.

Inventories

Coal and supplies inventories are valued at the lower of average cost or net realizable value. Coal inventory costs include labor, supplies, equipment costs, transportation costs incurred prior to the transfer of title to customers and operating overhead. The costs of removing overburden, called stripping costs, incurred during the production phase of the mine are considered variable production costs and are included in the cost of the coal extracted during the period the stripping costs are incurred.

Investments and Membership Interests in Joint Ventures

Investments and membership interests in joint ventures are accounted for under the equity method of accounting if the Company has the ability to exercise significant influence, but not control, over the entity. The Company’s share of the entity’s income or loss is reflected in “Other operating income, net” in the Consolidated Income Statements. Information about investment activity is provided in Note 8, “Equity Method Investments and Membership Interests in Joint Ventures” to the Consolidated Financial Statements.

Investments in debt securities are classified as available-for-sale and are recorded at their fair values. Unrealized gains and losses on these investments are recorded in other comprehensive income or loss. A decline in the value of an investment that is considered other-than-temporary would be recognized in operating expenses.

Exploration Costs

Costs to acquire permits for exploration activities are capitalized. Drilling and other costs related to locating coal deposits and evaluating the economic viability of such deposits are expensed as incurred.

Prepaid Royalties

Leased mineral rights are often acquired through royalty payments. When royalty payments represent prepayments recoupable against royalties owed on future revenues from the underlying coal, they are recorded as a prepaid asset, with amounts expected to be recouped within one year classified as current. When coal from these leases is sold, the royalties owed are recouped against the prepayment and charged to cost of sales. An impairment charge is recognized for prepaid royalties that are not expected to be recouped.

Property, Plant and Equipment

Plant and Equipment

Plant and equipment are recorded at cost. Interest costs incurred during the construction period for major asset additions are capitalized. The Company did not capitalize interest costs during the years ended December 31, 2024, and 2023, respectively. Expenditures that extend the useful lives of existing plant and equipment or increase the productivity of the asset are capitalized. The cost of maintenance and repairs that do not extend the useful life or increase the productivity of the asset is expensed as incurred.

Preparation plants and loadouts are depreciated using the units-of-production method over the estimated recoverable reserves, subject to a minimum level of depreciation. Other plant and equipment are depreciated principally using the straight-line method over the estimated useful lives of the assets, limited by the remaining life of the mine. The useful lives of mining equipment, including longwalls, draglines and shovels, range from 1 to 16 years. The useful lives of buildings and leasehold improvements generally range from 5 to 20 years.

Deferred Mine Development

Costs of developing new mines or significantly expanding the capacity of existing mines are capitalized and amortized using the units-of-production method over the estimated recoverable reserves that are associated with the property being benefited. Costs may include construction permits and licenses; mine design; construction of access roads, shafts, slopes and main entries; and removing overburden to access reserves in a new pit. Additionally, deferred mine development includes the asset cost associated with asset retirement obligations. Coal sales revenue related to incidental production during the development phase is recorded as coal sales revenue with an offset to cost of coal sales based on the estimated cost per ton sold for the mine when the asset is in place for its intended use.

Coal Lands and Mineral Rights

Rights to coal reserves may be acquired directly through governmental or private entities. A significant portion of the Company’s coal reserves are controlled through leasing arrangements. Lease agreements are generally long-term in nature (original terms range from 10 to 50 years), and substantially all of the leases contain provisions that allow for automatic extension of the lease term providing certain requirements are met. Leases of mineral reserves and related land leases are exempt from the provisions of the leasing standard.

The net book value of the Company’s coal interests was $197.1 million and $215.6 million at December 31, 2024 and 2023, respectively. Payments to acquire royalty lease agreements and lease bonus payments are capitalized as a cost of the underlying mineral reserves and depleted over the life of proven and probable reserves. Coal lease rights are depleted using the units-of-production method, and the rights are assumed to have no residual value.

The Company currently does not have any future lease bonus payments.

Depreciation, depletion and amortization

The depreciation, depletion and amortization related to long-lived assets is reflected in the Consolidated Income Statements as a separate line item. No depreciation, depletion or amortization are included in any other operating cost categories.

Impairment

If facts and circumstances suggest that the carrying value of a long-lived asset or asset group may not be recoverable, the asset or asset group is reviewed for potential impairment. If this review indicates that the carrying amount of the asset will not be recoverable through projected undiscounted cash flows generated by the asset and its related asset group over its remaining life, then an impairment loss is recognized by reducing the carrying value of the asset to its fair value. The Company may, under certain circumstances, idle mining operations in response to market conditions or other factors. Because an idling is not a permanent closure, it is not considered an automatic indicator of impairment.

Deferred Financing Costs

The Company capitalizes costs incurred in connection with new borrowings, the establishment or enhancement of credit facilities and the issuance of debt securities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or term of the credit facility using the effective interest method. Debt issuance costs related to a recognized liability are presented in the balance sheet as a direct reduction from the carrying amount of that liability whereas debt issuance costs related to a credit facility with no balance outstanding are shown as an asset. For information on the unamortized balance of deferred financing fees related to outstanding debt, see Note 10, “Debt and Financing Arrangements” to the Consolidated Financial Statements.

Revenue Recognition

Revenues include sales to customers of coal produced at Company operations and coal purchased from third parties. The Company recognizes revenue at the time risk of loss passes to the customer at contracted amounts. Transportation costs are included in cost of sales and amounts billed by the Company to its customers for transportation are included in revenues. Control of the goods may transfer and revenue may be recognized before, during or subsequent to the period in which final average pricing is determined. For all metallurgical coal sales under average pricing contracts where pricing is not finalized when revenue is recognized, revenue is recorded based on estimated consideration to be received at the date of the sale with reference to metallurgical coal price assessments.

Other Operating Income, net

Other operating income, net in the accompanying Consolidated Income Statements reflects income and expense from sources other than physical coal sales, including: transloading income; contract settlements; royalties earned from properties leased to third parties; income from equity investments (Note 8, “Equity Method Investments and Membership Interests in Joint Ventures”); non-material gains and losses from divestitures and dispositions of assets; and land management expenses.

Asset Retirement Obligations

The Company’s legal obligations associated with the retirement of long-lived assets are recognized at fair value at the time the obligations are incurred. Accretion expense is recognized through the expected settlement date of the obligation. Obligations are incurred at the time development of a mine commences for underground and surface mines or construction begins for support facilities, refuse areas and slurry ponds. The obligation’s fair value is determined using a discounted cash flow technique and is based upon permit requirements and various estimates and assumptions that would be used by market participants, including estimates of disturbed acreage, reclamation costs and assumptions regarding equipment productivity. Upon initial recognition of a liability, a corresponding amount is capitalized as a component of the carrying value of the related long-lived asset.

The Company reviews its asset retirement obligation at least annually and makes necessary adjustments for permit changes as granted by state authorities and for revisions of estimates of the amount and timing of costs. For ongoing operations, adjustments to the liability result in an adjustment to the corresponding asset. For idle operations, adjustments to the liability are recognized as income or expense in the period the adjustment is recorded. Any difference between the recorded obligation and the actual cost of reclamation is recorded in profit or loss in the period the obligation is settled. See additional discussion in Note 12, “Asset Retirement Obligations” to the Consolidated Financial Statements.

Loss Contingencies

The Company accrues for cost related to contingencies when a loss is probable and the amount is reasonably determinable. Disclosure of contingencies is included in the financial statements when it is at least reasonably possible that a material loss or an additional material loss in excess of amounts already accrued may be incurred. The amount accrued represents the Company’s best estimate of the loss, or, if no best estimate within a range of outcomes exists, the minimum amount in the range.

Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly hypothetical transaction between market participants at a given measurement date. Valuation techniques used must maximize the use of observable inputs and minimize the use of unobservable inputs. See Note 13, “Fair Value Measurements” to the Consolidated Financial Statements for further disclosures related to the Company’s recurring fair value estimates.

Income Taxes

Deferred income taxes are provided for temporary differences arising from differences between the financial statement and tax basis of assets and liabilities existing at each balance sheet date using enacted tax rates anticipated to be in effect when the related taxes are expected to be paid or recovered. A valuation allowance is established if it is more likely than not that a deferred tax asset will not be realized. Management reassesses the ability to realize its deferred tax assets annually in the fourth quarter or when circumstances indicate that the ability to realize deferred tax assets has changed. In determining the need for a valuation allowance, the Company considers projected realization of tax benefits based on expected levels of future taxable income, available tax planning strategies and the reversal of temporary differences. As it relates to changes in accumulated other comprehensive income (loss), the Company’s policy is to release tax effects from accumulated other comprehensive income (loss) when the underlying components affect earnings.

Benefits from tax positions that are uncertain are not recognized unless the Company concludes that it is more likely than not that the position would be sustained in a dispute with taxing authorities, should the dispute be taken to the court of last resort. The Company would measure any such benefit at the largest amount of benefit that is greater than 50% likely of being realized upon settlement with taxing authorities.

See Note 11, “Taxes” to the Consolidated Financial Statements for further disclosures about income taxes.

Benefit Plans

In February 2022, the Board of Directors approved the termination of the Company’s Cash Balance Pension Plan. The Company has executed plan amendments regarding the termination and filed an Application for Determination for Terminating Pension Plan with the Internal Revenue Service (“IRS”), which was approved by the IRS during the first quarter of 2023. The Company also prepared and filed appropriate notices and documents related to the Pension Plan’s termination and wind-down with the Pension Benefit Guaranty Corporation (“PBGC”). To complete the termination of the plan, the Company made a $3.2 million cash contribution into the plan in order to complete lump sum payments and to purchase annuity contracts for plan participants. An immaterial gain was recognized on the plan termination, which is reflected in the Consolidated Income Statements line item “Non-service related pension and postretirement benefits credits”. The Company no longer administers or pays the retirement benefits of the Company’s Cash Balance Pension Plan going forward.

Stock-Based Compensation

The compensation cost of all stock-based awards is determined based on the grant-date fair value of the award, and is recognized over the requisite service period. The grant-date fair value of restricted stock awards with a market condition is determined using a Monte Carlo simulation. Compensation cost for an award with non-market based performance conditions is accrued if it is probable that the conditions will be met. The Company accounts for forfeitures as they occur. See further discussion in Note 14, “Stock-Based Compensation and Other Incentive Plans” to the Consolidated Financial Statements.

Recently Adopted Accounting Guidance Not Yet Effective

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which includes amendments that further enhance income tax disclosures, primarily through standardization and disaggregation of rate reconciliation categories and income taxes paid by jurisdiction. The amendments are effective for the Company’s annual periods beginning after December 15, 2025, with early adoption permitted, and should be applied either prospectively or retrospectively. The Company is currently evaluating the ASU to determine its impact on the Company’s disclosures.

3. Entry into a Material Definitive Agreement with CONSOL

On August 20, 2024, the Company, CONSOL Energy Inc. (“CONSOL”), and Mountain Range Merger Sub Inc., a wholly owned subsidiary of CONSOL (“Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Arch (the “Merger”), with Arch thereafter being a wholly-owned subsidiary of CONSOL.

Under the terms of the Merger Agreement, each share of Class A common stock, par value $0.01 per share, of Arch (the “Arch Class A common stock”) and Class B common stock, par value $0.01 per share, of Arch (the “Arch Class B common stock” and together with the Arch Class A common stock, the “Arch common stock”), that is issued and outstanding immediately prior to the effective time of the Merger (other than shares of Arch common stock held by Arch as treasury shares or shares of Arch common stock held by CONSOL or Merger Sub immediately prior to the effective time of the Merger and in each case, not held on behalf of third parties and shares of Arch common stock that are owned by any subsidiary of Arch or CONSOL other than Merger Sub) will be converted automatically into the right to receive, without interest, 1.326 fully paid and nonassessable shares of common stock, par value $0.01 per share, of CONSOL (“CONSOL common stock”) (with cash in lieu of fractional shares).

The Merger Agreement imposes certain restrictions on the conduct of the business of the Company until the closing, such as a requirement to operate in the ordinary course of business and limitations on, among other things, dividends, stock repurchases and debt repurchases, subject, in each case, to certain exceptions.

The Merger was approved on January 9, 2025 after both companies’ stockholders voted to approve all proposals in relation to the pending combination of CONSOL and Arch. Approval by both companies’ stockholders is one of the conditions to the closing of the pending combination. The combination closed on January 14, 2025. Following the combination, the combined company was renamed to “Core Natural Resources, Inc.” See Note 21, “Subsequent Event” to the Consolidated Financial Statements for further disclosures about the Merger.

During the year ended December 31, 2024, the Company incurred approximately $12.4 million in transaction costs related to the Merger agreement, all of which were expensed, and are included in the line item “Merger related costs” in the accompanying Consolidated Income Statements.

4. Severance Costs Related to Voluntary Separation Plan

The Company recorded $7.8 million of employee severance expense related to a voluntary separation plan during the year ended December 31, 2024. This amount is included in “Severance costs related to voluntary separation plan” in the accompanying Consolidated Income Statements. During the year ended December 31, 2024, 138 employees from the Company’s Thermal Segment accepted the voluntary separation package.

5. Accumulated Other Comprehensive Income (Loss)

The following items are included in accumulated other comprehensive income:

	Pension, Postretirement and Other Post- Employment Benefits	Available-for- Sale Securities	Accumulated Other Comprehensive Income (loss)
January 1, 2023	$61,485	$(56)	$61,429
Unrealized (losses) gains	(8,506)	9	(8,497)
Amounts reclassified from accumulated other comprehensive income (loss)	(15,858)	30	(15,828)
Tax effect	1,662	16	1,678

Balances at December 31, 2023	$38,783	$(1)	$38,782
Unrealized gains	11,416	69	11,485
Amounts reclassified from accumulated other comprehensive loss	(8,024)	(46)	(8,070)
Tax effect	(722)	(5)	(727)

Balances at December 31, 2024	$41,453	$17	$41,470

The following amounts were reclassified out of accumulated other comprehensive income (loss) during the respective periods:

Details About AOCI Components	December 31, 2024	December 31, 2023	Line Item in the Consolidated Income Statements
Pension, postretirement and other post-employment benefits
Amortization of actuarial gains, net [1]	$8,024	$11,208	Non-service related pension and postretirement benefit credits
Amortization of prior service credits	—	98	Non-service related pension and postretirement benefit credits
Pension Termination/Settlement	—	4,552	Non-service related pension and postretirement benefit credits

	$8,024	$15,858	Total before tax
	722	(1,662)	Benefit from (provision for) income taxes

	$8,746	$14,196	Net of tax

Available-for-sale securities [2]	$46	$(30)	Interest and investment income
	5	16	Provision for income taxes

	$51	$(14)	Net of tax

[1]	Production-related benefits and workers’ compensation costs are included in costs of sales.
[2]	The gains and losses on sales of available-for-sale-securities are determined on a specific identification basis.

6. Inventories

Inventories consist of the following:

	December 31, 2024	December 31, 2023
	(In thousands)
Coal	$102,997	$99,174
Repair parts and supplies	150,511	145,087

	$253,508	$244,261

The repair parts and supplies are stated net of an allowance for slow-moving and obsolete inventories of $1.6 million at December 31, 2024 and $1.6 million at December 31, 2023.

7. Investments in Available-for-Sale Securities

The Company has invested in marketable debt securities, primarily highly liquid U.S. Treasury securities and investment grade corporate bonds. These investments are held in the custody of a major financial institution. These securities are classified as available-for-sale securities and, accordingly, the unrealized gains and losses are recorded through other comprehensive income.

The Company’s investments in available-for-sale marketable securities are as follows:

	December 31, 2024
		Gross		Allowance
		Unrealized		for - Credit	Fair
	Cost Basis	Gains	Losses	Losses	Value
	(In thousands)
Available-for-sale:
U.S. government and agency securities	$10,869	$28	$(5)	$—	$10,892
Corporate notes and bonds	23,617	52	(6)	—	23,663

Total Investments	$34,486	$80	$(11)	$—	$34,555

	December 31, 2023
		Gross		Allowance
		Unrealized		for - Credit	Fair
	Cost Basis	Gains	Losses	Losses	Value
	(In thousands)
Available-for-sale:
U.S. government and agency securities	$28,764	$14	$(5)	$—	$28,773
Corporate notes and bonds	3,951	1	(1)	—	3,951

Total Investments	$32,715	$15	$(6)	$—	$32,724

The aggregate fair value of investments with unrealized losses that had been owned for less than a year was $6.0 million and $2.2 million at December 31, 2024 and 2023, respectively. The aggregate fair value of investments with unrealized losses that have been owned for over a year was $0.0 million and $2.3 million at December 31, 2024 and 2023, respectively.

The debt securities outstanding at December 31, 2024 have maturity dates ranging through the first quarter of 2026. The Company classifies its investments as current based on the nature of the investments and their availability to provide cash for use in current operations, if needed.

8. Equity Method Investments and Membership Interests in Joint Ventures

The Company accounts for its investments and membership interests in joint ventures under the equity method of accounting if the Company has the ability to exercise significant influence, but not control, over the entity. Equity method investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable.

Below are the equity method investments reflected in the consolidated balance sheets:

(In thousands)	DTA
December 31, 2022	$17,267
Advances to affiliates, net	17,345
Equity in comprehensive loss	(11,797)

December 31, 2023	$22,815
Advances to affiliates, net	19,887

Equity in comprehensive loss	(14,057)

December 31, 2024	$28,645

The Company holds a 35% general partnership interest in Dominion Terminal Associates LLP (“DTA”), which is accounted for under the equity method. DTA operates a ground storage-to-vessel coal transloading facility in Newport News, Virginia for use by the partners. Under the terms of a throughput and handling agreement with DTA, each partner is charged its share of cash operating costs in exchange for the right to use the facility’s loading capacity and is required to make periodic cash advances to DTA to fund such costs.

The Company is not required to make any future contingent payments related to development financing for its equity investee.

9. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,	December 31,
	2024	2023
	(In thousands)
Payroll and employee benefits	$34,333	$37,259
Taxes other than income taxes	38,533	51,155
Interest	2,472	2,395
Workers’ compensation	16,684	18,724
Asset retirement obligations	4,343	6,089
Other	14,120	11,995

	$110,485	$127,617

10. Debt and Financing Arrangements

	December 31,	December 31,
	2024	2023
	(In thousands)
Term loan due 2025 ($10.0 million face value)	$10,000	$—
Term loan due 2024	—	3,502
Tax Exempt Bonds ($98.1 million face value)	98,075	98,075
Other	29,851	40,529
Debt issuance costs	(795)	(1,511)

	137,131	140,595
Less: current maturities of debt	137,131	35,343

Long-term debt	$—	$105,252

Term Loan Facility

In 2017, the Company entered into a senior secured term loan credit agreement in an aggregate principal amount of $300 million (the “Term Loan Debt Facility”) with Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and the other financial institutions from time to time party thereto (collectively, the “Lenders”). The Term Loan Debt Facility was issued at 99.50% of the face amount and matured on March 7, 2024. The term loans provided under the Term Loan Debt Facility (the “Term Loans”) were subject to quarterly principal amortization payments in an amount equal to $0.8 million. The interest rate on the Term Loan Debt Facility was, at the option of Arch Resources, either (i) LIBOR plus an applicable margin of 2.75%, subject to a 1.00% LIBOR floor, or (ii) a base rate plus an applicable margin of 1.75%.

The Term Loan Debt Facility was guaranteed by all existing and future wholly owned domestic subsidiaries of the Company (collectively, the “Subsidiary Guarantors” and, together with Arch Resources, the “Loan Parties”), subject to customary exceptions, and was secured by first priority security interests on substantially all assets of the Loan Parties, including 100% of the voting equity interests of directly owned domestic subsidiaries and 65% of the voting equity interests of directly owned foreign subsidiaries, subject to customary exceptions.

On February 8, 2024, the Company entered into a senior secured term loan credit agreement in the principal amount of $20.0 million. The new term loan requires quarterly principal amortization payments of $3.3 million and matures on June 30, 2025. The loan is guaranteed by substantially all of the domestic subsidiaries of the Company. Additionally, the loan is secured by substantially all of the assets of the Company and the guarantors, subject to customary exceptions (including an exclusion for owned and leased real property). The proceeds from the new term loan were used to pay off the $3.5 million balance of the existing term loan debt facility. Additionally, the Company incurred approximately $1.5 million in debt issuance costs related to the Term Loan. As of December 31, 2024, the Company was in compliance with the Term Loan debt covenants.

Accounts Receivable Securitization Facility

The Company has a trade accounts receivable securitization facility provided to Arch Receivable Company, LLC, a special-purpose entity that is a wholly owned subsidiary of Arch Resources (“Arch Receivable”) (the “Securitization Facility”), which supports the issuance of letters of credit and requests for cash advances. The Securitization Facility has an aggregate principal amount of $150 million and a maturity date of August 1, 2025.

Under the Securitization Facility, Arch Receivable, Arch Resources and certain of Arch Resources’ subsidiaries party to the Securitization Facility have granted to the administrator of the Securitization Facility a first priority security interest in eligible trade accounts receivable generated by such parties from the sale of coal and all proceeds thereof. As of December 31, 2024, letters of credit totaling $50.5 million were outstanding under the facility with $38.5 million available for borrowings.

Inventory-Based Revolving Credit Facility

Arch Resources has a senior secured inventory-based revolving credit facility in an aggregate principal amount of $50 million (the “Inventory Facility”) with Regions Bank (“Regions”) as administrative agent and collateral agent, as lender and swingline lender and as letter of credit issuer. Availability under the Inventory Facility is subject to a borrowing base consisting of (i) 85% of the net orderly liquidation value of eligible coal inventory, plus (ii) the lesser of (x) 85% of the net orderly liquidation value of eligible parts and supplies inventory and (y) 35% of the amount determined pursuant to clause (i), plus (iii) 100% of Arch Resources’ Eligible Cash (defined in the Inventory Facility), subject to reduction for reserves imposed by Regions. The Inventory Facility has a maturity date of August 3, 2025.

Revolving loan borrowings under the Inventory Facility bear interest at a per annum rate equal to, at the option of Arch Resources, either the base rate or the Term Secured Overnight Financing Rate (“SOFR”) plus, in each case, a margin ranging from 2.25% to 3.50% (in the case of Term SOFR loans) subject to a 0.75% floor, and 1.25% to 2.50% (in the case of base rate loans) determined using a Liquidity-based grid. Letters of credit under the Inventory Facility are subject to a fee in an amount equal to the applicable margin for Term SOFR loans, plus customary fronting and issuance fees.

All existing and future direct and indirect domestic subsidiaries of Arch Resources, subject to customary exceptions, will either constitute co-borrowers under or guarantors of the Inventory Facility (collectively with Arch Resources, the “Loan Parties”). The Inventory Facility is secured by first priority security interests in the ABL Priority Collateral (defined in the Inventory Facility) of the Loan Parties and second priority security interests in substantially all other assets of the Loan Parties, subject to customary exceptions (including an exception for the collateral that secures the Securitization Facility).

Arch Resources has the right to prepay borrowings under the Inventory Facility at any time and from time to time in whole or in part without premium or penalty, upon written notice, except that any prepayment of such borrowings that bear interest at the Term SOFR rate other than at the end of the applicable interest periods therefore shall be made with reimbursement for any funding losses and redeployment costs of the Lender resulting therefrom.

The Inventory Facility is subject to certain usual and customary mandatory prepayment events, including non-ordinary course asset sales or dispositions, subject to customary thresholds, exceptions (including exceptions for required prepayments under Arch Resources’ term loan facility) and reinvestment rights.

The Inventory Facility contains certain customary affirmative and negative covenants; events of default, subject to customary thresholds and exceptions; and representations, including certain cash management and reporting requirements that are customary for asset-based credit facilities. The Inventory Facility also includes a requirement to maintain Liquidity equal to or exceeding $100 million at all times. As of December 31, 2024, letters of credit totaling $25.4 million were outstanding under the facility with $24.6 million available for borrowings.

Equipment Financing

On July 29, 2021, the Company entered into an equipment financing arrangement accounted for as debt. The Company received $23.5 million in exchange for conveying an interest in certain equipment in operation at its Powder River Basin operations and entered into a master lease arrangement for that equipment. The financing arrangement contains customary terms and events of default and provides for 42 monthly payments with an average implied interest rate of 7.35% maturing on February 1, 2025. Upon maturity, the Company will have the option to purchase the equipment.

Tax Exempt Bonds

On July 2, 2020, the West Virginia Economic Development Authority (the “Issuer”) issued $53.1 million aggregate principal amount of Solid Waste Disposal Facility Revenue Bonds (Arch Resources Project), Series 2020 (the “2020 Tax Exempt Bonds”) pursuant to an Indenture of Trust dated as of June 1, 2020 (as amended to date, the “Indenture of Trust”) between the Issuer and Citibank, N.A., as trustee (the “Trustee”). On March 4, 2021, the Issuer issued an additional $45.0 million of Series 2021 Tax Exempt Bonds (the “2021 Tax Exempt Bonds” and together with the 2020 Tax Exempt Bonds, the “Tax Exempt Bonds”). The proceeds of the Tax Exempt Bonds were loaned to the Company pursuant to a Loan Agreement dated as of June 1, as supplemented by a First Amendment to Loan Agreement dated as of March 1, 2021 (collectively, the “Loan Agreement”), each between the Issuer and the Company. The Tax Exempt Bonds are payable solely from payments to be made by the Company under the Loan Agreement as evidenced by a Note from the Company to the Trustee. The proceeds of the Tax Exempt Bonds were used to finance certain costs of the acquisition, construction, reconstruction, and equipping of solid waste disposal facilities at the Company’s Leer South mine, and for capitalized interest and certain costs related to issuance of the Tax Exempt Bonds.

The Tax Exempt Bonds bear interest payable each January 1 and July 1, and have a final maturity of July 1, 2045; however, the Tax Exempt Bonds are subject to mandatory tender on July 1, 2025 at a purchase price equal to 100% of the principal amount of the Tax Exempt Bonds, plus accrued interest to July 1, 2025. The 2020 Tax Exempt Bonds and 2021 Tax Exempt Bonds bear interest of 5% and 4.125%, respectively.

The Tax Exempt Bonds are subject to redemption (i) in whole or in part at any time on or after January 1, 2025 at the option of the Issuer, upon the Company’s direction at a redemption price of par, plus interest accrued to the redemption date; and (ii) at par plus interest accrued to the redemption date from certain excess Tax Exempt Bonds proceeds as further described in the Indenture of Trust.

The Company’s obligations under the Loan Agreement are (i) except as otherwise described below, secured by first priority liens on and security interests in substantially all of the Company’s and Subsidiary Guarantors’ real property and other assets, subject to certain customary exceptions and permitted liens, and in any event excluding accounts receivable and inventory; and (ii) jointly and severally guaranteed by the Subsidiary Guarantors, subject to customary exceptions.

The Loan Agreement contains certain affirmative covenants and representations, including but not limited to: (i) maintenance of a rating on the Tax Exempt Bonds; (ii) maintenance of proper books of records and accounts; (iii) agreement to add additional guarantors to guarantee the obligations under the Loan Agreement in certain circumstances; (iv) procurement of customary insurance; and (v) preservation of legal existence and certain rights, franchises, licenses and permits. The Loan Agreement also contains certain customary negative covenants, which, among other things, and subject to certain exceptions, include restrictions on (i) release of collateral securing the Company’s obligations under the Loan Agreement; (ii) mergers and consolidations and disposition of assets, and (iii) restrictions on actions that may jeopardize the tax-exempt status of the Tax Exempt Bonds.

The Loan Agreement contains customary events of default, subject to customary thresholds and exceptions, including, among other things: (i) nonpayment of principal, purchase price, interest and other fees (subject to certain cure periods); (ii) bankruptcy or insolvency proceedings relating to us; (iii) material inaccuracy of a representation or warranty at the time made; (iv) cross-events of default to indebtedness of at least $50 million; and (v) cross defaults to the Indenture of Trust, the guaranty related to the Tax Exempt Bonds or any related security documents.

Convertible Debt

On November 3, 2020, the Company issued $155.3 million in aggregate principal amount of 5.25% convertible senior notes due 2025 (“Convertible Notes ” or “Convertible Debt”). The net proceeds from the issuance of the Convertible Notes, after deducting offering related costs of $5.1 million and the cost of a “Capped Call Transaction” as defined below of $17.5 million, were approximately $132.7 million.

During the year ended December 31, 2023, the Company repurchased the remaining Convertible Notes with a principal amount of $13.2 million for aggregate consideration consisting of $58.4 million in cash. In connection with the repurchase, the Company recognized a loss of $1.1 million. This amount is included as “Net loss resulting from early retirement of debt” in the accompanying Consolidated Income Statements.

Capped Call Transactions

On February 16, 2024, the Company agreed with each of Bank of Montreal, Goldman Sachs & Co. LLC and Jefferies International Limited (each a “Counterparty” and collectively, the “Counterparties”) to terminate and unwind certain capped call transactions by and between the Company and each Counterparty (such transactions, the “Capped Calls”). The Company entered into the Capped Calls in connection with the offering of its now-retired Convertible Notes, in order to reduce the potential dilution upon conversion of the notes. During the year ended December 31, 2024, the Company retired 315,721 of its outstanding shares via the termination and unwinding of the capped calls.

Debt Maturities

The contractual maturities of debt as of December 31, 2024 are as follows:

Year	(In thousands)
2025	$137,926
2026	—
2027	—
2028	—
2029	—
Thereafter	—

$137,926

Financing Costs

The Company paid financing costs of $1.5 million, $0.0 million and $1.0 million during the years ended December 31, 2024, 2023 and 2022, respectively.

11. Taxes

Significant components of the (benefit from) provision for income taxes are as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2024	2023
(In thousands)
Current:
Federal	$67	$106
State	139	317

Total current	$206	$423
Deferred:
Federal	$(4,401)	$85,002
State	441	2,089

Total deferred	$(3,960)	$87,091

(Benefit from) provision for income taxes	$(3,754)	$87,514

A reconciliation of the statutory federal income tax provision at the statutory rate to the actual (benefit from) provision for income taxes follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2024	2023
Income tax provision at statutory rate	$6,059	$115,826
Percentage depletion and other permanent items	(9,462)	(30,585)
State taxes, net of effect of federal taxes	1,257	2,725
Other permanent items	(831)	427

	(2,977)	88,393
Change in valuation allowance	(777)	(879)

(Benefit from) provision for income taxes	$(3,754)	$87,514

Significant components of the Company’s deferred tax assets and liabilities that result from carryforwards and temporary differences between the financial statement basis and tax basis of assets and liabilities are summarized as follows:

	December 31,	December 31,
	2024	2023
(In thousands)
Deferred tax assets:
Tax loss carryforwards	$160,644	$157,648
Tax credit carryforwards	2,038	1,584
Investment in partnerships	20,514	24,933
Retiree healthcare	8,046	9,295
Workers compensation	5,738	6,282
Employee benefits	4,730	5,999
Other	7,568	6,494

Gross deferred tax assets	$209,278	$212,235
Valuation allowance	(77,255)	(82,825)

Total deferred tax assets	$132,023	$129,410
Deferred tax liabilities:
Plant and equipment	592	1,075
Other	4,175	4,311

Total deferred tax liabilities	$4,767	$5,386

Net deferred tax asset	$127,256	$124,024

The Company provides for deferred income taxes for temporary differences arising from differences between the financial statement and tax basis of assets and liabilities existing at each balance sheet date using enacted tax rates expected to be in effect when the related taxes are expected to be paid or recovered.

The Company assesses the need for a valuation allowance against its deferred tax assets (including temporary differences and tax attributes) through a review of all available positive and negative evidence. As of December 31, 2024, the Company continues to carry a valuation allowance against certain state NOLs and capital losses carryforwards.

At December 31, 2024, the Company has gross NOL carryforwards for federal income tax purposes of $364.1 million. Of these carryforwards, approximately $55.3 million will expire, if not utilized, starting in 2037. The remaining carryforwards have no expiration, however, they can only be used to offset 80% of U.S. federal taxable income in each taxable year.

The ability to use the net NOLs in existence immediately prior to the emergence from bankruptcy in 2016 has been limited by the “ownership change” under Section 382 of the Internal Revenue Code (the “Code”) that occurred as a result of such emergence (the “Emergence Ownership Change”). NOLs generated after the Emergence Ownership Change are generally not subject to limitations resulting from the Emergence Ownership Change.

On August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was signed into law. This legislation introduces a 15% corporate alternative minimum tax among its key tax provisions. The IRA is effective for years beginning after December 31, 2022. The Company did not experience any related material impact in the current year. The Company will continue to evaluate the effects of IRA on future periods, however, does not anticipate any material impact.

The Company’s unrecognized tax benefits at December 31, 2024 and 2023 were $22.4 million and $20.6 million, respectively. If recognized, the entire amount of the gross unrecognized tax benefits at December 31, 2024 would affect the effective tax rate. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. The Company had $0 of accrued interest and penalties at December 31, 2024 and 2023.

The Company is subject to U.S. federal income tax as well as income tax in multiple state jurisdictions. The tax years 2016 through 2023 remain open to examination for U.S. federal income tax matters and 2004 through 2023 remain open to examination for various state income tax matters.

12. Asset Retirement Obligations

The Company’s asset retirement obligations arise from the Federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes, which require that mine property be restored in accordance with specified standards and an approved reclamation plan. The required reclamation activities to be performed are outlined in the Company’s mining permits. These activities include reclaiming the pit and support acreage at surface mines, sealing portals at underground mines, reclaiming refuse areas and slurry ponds and water treatment.

The following table describes the changes to the Company’s asset retirement obligation liability:

	Year Ended	Year Ended
	December 31,	December 31,
	2024	2023
(In thousands)
Balance at beginning of period (including current portion)	$261,829	$244,368
Accretion expense	23,477	21,170
Adjustments to the liability from changes in estimates	(31,059)	17,747
Reclamation work completed	(7,810)	(21,456)

Balance at period end	$246,437	$261,829
Current portion included in accrued expenses	(4,343)	(6,089)

Noncurrent liability	$242,094	$255,740

As of December 31, 2024, the Company had $401.8 million in reclamation surety bonds outstanding and posted $0.6 million in cash as collateral; which is recorded within “Other noncurrent assets” on the Consolidated Balance Sheets. Additionally, through December 31, 2024, the Company has contributed $149.8 million to a fund that will serve to defease the long-term asset retirement obligation for its thermal asset base; this amount is recorded as “Fund for asset retirement obligations” on the Consolidated Balance Sheets.

13. Fair Value Measurements

The hierarchy of fair value measurements assigns a level to fair value measurements based on the inputs used in the respective valuation techniques. The levels of the hierarchy, as defined below, give the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

• Level 1 is defined as observable inputs such as quoted prices in active markets for identical assets. Level 1 assets include U.S. Treasury securities.

• Level 2 is defined as observable inputs other than Level 1 prices. These include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company’s Level 2 assets and liabilities include U.S. government agency securities, coal commodity contracts and interest rate swaps with fair values derived from quoted prices in over-the-counter markets or from prices received from direct broker quotes.

• Level 3 is defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. There have been no material Level 3 instruments during the years ended December 31, 2024 and 2023.

The table below sets forth, by level, the Company’s financial assets and liabilities that are recorded at fair value in the accompanying consolidated balance sheets:

	December 31, 2024
	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets:
Investments in marketable securities	$34,555	$10,892	$23,663	$—
Fund for asset retirement obligations	149,782	149,782	—	—

Total assets	$184,337	$160,674	$23,663	$—

	Fair Value at December 31, 2023
	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets:
Investments in marketable securities	$32,724	$28,773	$3,951	$—
Fund for asset retirement obligations	142,266	142,266	—	—

Total assets	$174,990	$171,039	$3,951	$—

The Company’s contracts with its counterparties allow for the settlement of contracts in an asset position with contracts in a liability position in the event of default or termination. For classification purposes, the Company records the net fair value of all the positions with these counterparties as a net asset or liability. Each level in the table above displays the underlying contracts according to their classification in the accompanying Consolidated Balance Sheet, based on this counterparty netting.

Cash and Cash Equivalents

At December 31, 2024 and 2023, the carrying amounts of cash and cash equivalents approximate their fair value.

Fair Value of Long-Term Debt

At December 31, 2024 and 2023, the fair value of the Company’s debt, including amounts classified as current, was $137.9 million and $142.1 million, respectively. Fair values are based upon observed prices in an active market, when available, or from valuation models using market information, which fall into Level 2 in the fair value hierarchy.

14. Stock-Based Compensation and Other Incentive Plans

Under the Company’s 2016 Omnibus Incentive Plan (the “Incentive Plan”), 3.0 million shares of the Company’s common stock were reserved for awards to officers and other selected key management employees of the Company. The Incentive Plan provides the Board of Directors with the flexibility to grant stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance stock or units, phantom stock awards and rights to acquire stock through purchase under a stock purchase program (“Awards”). Awards the Board of Directors elects to pay out in cash do not impact the shares authorized in the Incentive Plan. Shares available for award under the plan were 1.5 million at December 31, 2024.

Restricted Stock Unit Awards

The Company may issue restricted stock and restricted stock units, which require no payment from the employee. Restricted stock cliff-vests at various dates and restricted stock units either vest ratably over or vest at the end of the award’s stated vesting period. Compensation expense is based on the fair value on the grant date and is recorded ratably over the vesting period utilizing the straight-line recognition method. Upon vesting, the employee receives cash compensation equal to the amount of dividends that would have been paid on the underlying shares.

During 2024, the Company granted both time and performance-based awards. The time-based awards vest ratably over a three-year period whereas the performance-based awards vest at the end of three years. The time-based awards’ grant date fair value was determined based on the stock price at the date of grant. The performance-based awards’ grant date fair value was determined using a Black-Scholes Monte Carlo simulation. An historical volatility of 51% was selected for the performance-based award based on comparator companies, and the three-year risk-free rate was derived from yields on zero coupon U.S Treasury STRIPS. Information regarding the restricted stock units activity and weighted average grant-date fair value follows:

	Time Based Awards		Performance Based Awards
	Restricted Stock Units	Weighted Average Grant-Date Fair Value	Restricted Stock Units	Weighted Average Grant-Date Fair Value
(Shares in thousands)
Outstanding at January 1, 2024	229	$92.41	303	$117.85
Granted & Reinvested	51	161.31	188	106.44
Forfeited/Canceled	(7)	143.16	(10)	192.97
Vested	(123)	84.33	(278)	57.82

Unvested outstanding at December 31, 2024	150	$119.49	203	$185.27

The Company recognized expense related to restricted stock units of $21.1 million and $25.4 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, there was $21.6 million of unrecognized share-based compensation expense which vested upon the closing of the merger.

15. Workers’ Compensation Expense

The Company is liable under the Federal Mine Safety and Health Act of 1969, as subsequently amended, to provide for pneumoconiosis (occupational disease) benefits to eligible employees, former employees and dependents. The Company currently provides for federal claims principally through a self-insurance program. The Company is also liable under various state workers’ compensation statutes for occupational disease benefits. The occupational disease benefit obligation represents the present value of the actuarially computed present and future liabilities for such benefits over the employees’ applicable years of service.

In October 2019, the Company filed an application with the Office of Workers’ Compensation Programs (“OWCP”) within the Department of Labor for reauthorization to self-insure federal black lung benefits. In February 2020, the Company received a reply from the OWCP confirming its status to remain self-insured contingent upon posting additional collateral of $71.1 million within 30 days of receipt of the letter. The Company appealed the ruling from the OWCP and has received an extension to self-insure during the appeal process.

On January 18, 2023, the OWCP proposed revisions to regulations under the Black Lung Benefits Act governing authorization of self-insurers. The revisions seek to codify the practice of basing a self-insured operator’s security requirement on an actuarial assessment of its total present and future black lung liability. A material change to the regulations was the requirement that all self-insured operators must post security equal to 120% of their projected black lung liabilities.

The proposed regulations were posted to the Federal Register on January 19, 2023, with written comments to be accepted within 60 days of this date. A subsequent extended comment period expired on April 19, 2023. On May 10, 2024, the OWCP forwarded its final rule establishing requirements for Black Lung Benefits Act self-insurance to the Office of Management and Budget (“OMB”) for review. OMB is charged by various executive orders to review significant regulations. OMB reviews are limited to 90 days and may be extended by an additional 30 days; however, OMB reviews often take longer.

On December 12, 2024, the OWCP published the final rule to the Federal Register which requires operators to provide security equal to 100 percent of their actuarially determined liability, provides an option to phase in the increased security over one year by making quarterly increases, and streamlines the option for operators to appeal OWCP’s self-insurance determination. The rule is effective January 13, 2025.

On January 14, 2025, OWCP sent the Company a letter requesting completion of application for renewal of self-insurance authorization to be submitted within 60 days.

Based on the final rule noted above, the Company will be required to post additional collateral to maintain its self-insured status. The Company is evaluating alternatives to self-insurance, including the purchase of commercial insurance to cover these claims. Additionally, the Company is assessing additional sources of liquidity, and other items to satisfy the proposed regulations.

In addition, the Company is liable for workers’ compensation benefits for traumatic injuries which are calculated using actuarially-based loss rates, loss development factors and discounted based on a risk-free rate of 4.68%. Traumatic workers’ compensation claims are insured with varying retentions/deductibles, or through state-sponsored workers’ compensation programs.

Workers’ compensation expense consists of the following components:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Self-insured occupational disease benefits:
Service cost	$5,111	$3,974
Interest cost(1)	6,262	6,041
Net amortization(1)	(11)	(965)

Total occupational disease	$11,362	$9,050
Traumatic injury claims and assessments	7,851	277

Total workers’ compensation expense	$19,213	$9,327

(1)

In accordance with the adoption of ASU 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” these costs are recorded within Nonoperating expenses in the Consolidated Income Statements on the line item “Non-service related pension and postretirement benefit.”

The table below reconciles changes in the occupational disease liability for the respective period.

(In thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023
Beginning of period	$129,218	$120,008
Service cost	5,111	3,974
Interest cost	6,262	6,041
Actuarial loss (gain)	(4,097)	10,721
Benefit and administrative payments	(9,540)	(11,526)

	$126,954	$129,218

The following table provides the assumptions used to determine the projected occupational disease obligation:

	Year Ended December 31, 2024	Year Ended December 31, 2023
(Percentages)
Discount rate	5.64	5.01

The higher discount rate decreased obligations by $10.4 million.

Summarized below is information about the amounts recognized in the accompanying Consolidated Balance Sheets for workers’ compensation benefits:

	Year Ended December 31, 2024	Year Ended December 31, 2023
(In thousands)
Occupational disease costs	$126,954	$129,218
Traumatic and other workers’ compensation claims	43,385	44,156

Total obligations	170,339	173,374
Less amount included in accrued expenses	16,684	18,724

Noncurrent obligations	$153,655	$154,650

As of December 31, 2024, the Company had $104.6 million in surety bonds, letters of credit and cash outstanding to secure workers’ compensation obligations.

As of December 31, 2024, the Company’s recorded liabilities include $9.4 million of obligations that are reimbursable under various insurance policies purchased by the Company. These insurance receivables are recorded in the balance sheet line items “Other receivables” and “Other noncurrent assets” for $0.4 million and $9.0 million, respectively.

The following represents expected future payments:

Year	(In thousands)
2025	$13,800
2026	14,659
2027	14,759
2028	15,046
2029	15,060
Next 5 years	80,708

$154,032

16. Employee Benefit Plans

Defined Benefit Pension and Other Postretirement Benefit Plans

The Company provided funded and unfunded non-contributory defined benefit pension plans covering certain of its salaried and hourly employees. Benefits were generally based on the employee’s age and compensation. The Company historically funded the plans in an amount not less than the minimum statutory funding requirements or more than the maximum amount that can be deducted for U.S. federal income tax purposes.

On January 1, 2015, the Company’s cash balance and excess plans were amended to freeze new service credits for any new or active employees.

In February 2022, the Company’s Board of Directors approved the termination of the Company’s Cash Balance Pension Plan. The Company has executed plan amendments regarding the termination and filed an Application for Determination for Terminating Pension Plan with the Internal Revenue Service (“IRS”), which was approved by the IRS during the first quarter of 2023. The Company also prepared and filed appropriate notices and documents related to the Pension Plan’s termination and wind-down with the Pension Benefit Guaranty Corporation. The Company no longer administers or pays the retirement benefits of the Cash Balance Pension Plan.

The Company also currently provides certain postretirement medical and life insurance coverage for eligible employees. Generally, covered employees who terminate employment after meeting eligibility requirements are eligible for postretirement coverage for themselves and their dependents. The Company offers a subsidy to eligible retirees based on age and years of service at retirement and contain other cost-sharing features such as deductibles and coinsurance. The Company’s current funding policy is to fund the cost of all postretirement benefits as they are paid.

Obligations and Funded Status.

Summaries of the changes in the benefit obligations, plan assets and funded status of the plans are as follows:

	Other Postretirement Benefits
	Year Ended December 31, 2024	Year Ended December 31, 2023
(In thousands)
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligations at beginning of period	$51,354	$54,514
Service cost	197	231
Interest cost	2,421	2,694
Benefits paid	(3,992)	(3,858)
Other-primarily actuarial gain	(5,028)	(2,227)

Benefit obligations at end of period	$44,952	$51,354

CHANGE IN PLAN ASSETS
Employer contributions	3,992	3,858
Benefits paid	(3,992)	(3,858)

Value of plan assets at end of period	$—	$—

Accrued benefit net obligation	$(44,952)	$(51,354)

ITEMS NOT YET RECOGNIZED AS A COMPONENT OF NET PERIODIC BENEFIT COST
Accumulated gain	29,975	32,871

	29,975	$32,871

BALANCE SHEET AMOUNTS
Current liability	(4,000)	(3,860)
Noncurrent liability	(40,952)	(47,494)

	$(44,952)	$(51,354)

Other Postretirement Benefits

Significant gains and losses affecting the benefit obligations included:

•	the higher discount rate decreased plan obligations by $2.1 million;

•	the claims cost assumptions were updated decreasing plan obligations by $1.6 million; and

•	updated census data resulted in a decrease of plan obligations in the amount of $1.3 million.

Components of Net Periodic Benefit Cost. The following table details the components of pension and postretirement benefit costs (credits):

	Other Postretirement Benefits
	Year Ended	Year Ended
	December 31,	December 31,
	2024	2023
(In thousands)
Service cost	$197	$231
Interest cost(1)	2,421	2,694
Amortization of other actuarial gains (1)	(7,925)	(9,690)

Net benefit credit	$(5,307)	$(6,765)

(1)

In accordance with the adoption of ASU 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” these costs are recorded within Nonoperating expenses in the Consolidated Income Statements on the line item “Non-service related pension and postretirement benefit credits (costs).”

The differences generated from changes in assumed discount rates and returns on plan assets are amortized into earnings over the remaining service attribution periods of the employees using the corridor method.

Assumptions. The following table provides the assumptions used to determine the actuarial present value of projected benefit obligations for the respective periods.

	Year Ended	Year Ended
	December 31,	December 31,
	2024	2023
(Percentages)
Other Postretirement Benefits
Discount rate	5.48	4.94

The following table provides the weighted average assumptions used to determine net periodic benefit cost for the respective periods.

	Year Ended	Year Ended
	December 31,	December 31,
	2024	2023
(Percentages)
Other Postretirement Benefits
Discount rate	4.94	5.19

The discount rates used in 2024 and 2023 were reevaluated during the year for settlements. The obligations are remeasured at an updated discount rate that impacts the benefit cost recognized subsequent to the remeasurement.

As of December 31, 2024, there are no pension plan assets.

The health care cost trend rate assumed for 2024 is 6.74% and is expected to reach an ultimate trend rate of 4.0% by 2048.

The following represents expected future benefit payments from the plan:

Other
Postretirement
Benefits
2025	$4,253
2026	4,258
2027	4,252
2028	4,166
2029	4,009
Next 5 years	17,667

$38,605

Other Plans

The Company sponsors savings plans which were established to assist eligible employees in providing for their future retirement needs. The Company’s expense, representing its contributions to the plans, was $20.5 million and $20.5 million for the years ended December 31, 2024 and 2023, respectively.

17. Leases

The Company has operating and finance leases for mining equipment, office equipment and office space with remaining lease terms ranging from less than one year to approximately three years. Some of these leases include both lease and non-lease components which are accounted for as a single lease component as the Company has elected the practical expedient to combine these components for all leases. As most of the leases do not provide an implicit rate, the Company calculated the Right-of-use (“ROU”) assets and lease liabilities using its secured incremental borrowing rate at the lease commencement date.

As of December 31, 2024 and December 31, 2023, the Company had the following ROU assets and lease liabilities within the Consolidated Balance Sheets:

		December 31,	December 31,
		2024	2023
Assets	Balance Sheet Classification
Operating lease right-of-use assets	Other noncurrent assets	$6,975	$9,626
Financing lease right-of-use assets	Other noncurrent assets	324	1,621

Total Lease Assets		$7,299	$11,247

Liabilities	Balance Sheet Classification
Financing lease liabilities - current	Accrued expenses and other current liabilities	$2,079	$1,041
Operating lease liabilities - current	Accrued expenses and other current liabilities	2,934	2,789
Financing lease liabilities - long-term	Other noncurrent liabilities	—	2,079
Operating lease liabilities - long-term	Other noncurrent liabilities	4,417	7,351

		$9,430	$13,260

Weighted average remaining lease term in years
Operating leases		2.41	3.32
Finance leases		0.25	1.25

Weighted average discount rate
Operating leases		5.5%	5.5%
Finance leases		6.4%	6.4%

Information related to leases was as follows:

	Year Ended December 31,
	2024	2023
	(In thousands)
Operating lease information:
Operating lease cost	$2,143	$3,263
Operating cash flows from operating leases	3,281	3,356

Financing lease information:
Financing lease cost	$1,572	$1,572
Operating cash flows from financing leases	1,210	1,210

Future minimum lease payments under non-cancellable leases as of December 31, 2024 were as follows:

	Operating	Finance
Year	Leases	Leases
	(In thousands)
2025	$3,266	$2,111
2026	3,080	—
2027	1,533	—
2028	—	—
2029	—	—
Thereafter	—	—

Total minimum lease payments	$7,879	$2,111
Less imputed interest	(528)	(32)

Total lease liabilities	$7,351	$2,079

Rental expense, including amounts related to these operating leases and other shorter-term arrangements, amounted to $10.3 million in 2024 and $12.8 million in 2023, respectively.

Royalties are paid to lessors either as a fixed price per ton or as a percentage of the gross selling price of the mined coal. Royalties under the majority of the Company’s significant leases are paid on the percentage of gross selling price basis. Royalty expense, including production royalties, was $133.7 million in 2024 and $177.1 million in 2023, respectively.

As of December 31, 2024, certain of the Company’s lease obligations were secured by outstanding surety bonds totaling $29.5 million.

18. Risk Concentrations

Credit Risk and Major Customers

The Company has a formal written credit policy that establishes procedures to determine creditworthiness and credit limits for trade customers and counterparties in the over-the-counter coal market. Generally, credit is extended based on an evaluation of the customer’s financial condition. Collateral is not generally required, unless credit cannot be established. Credit losses are provided for in the financial statements and historically have been minimal.

The Company markets its thermal coal principally to domestic and foreign electric utilities and its metallurgical coal to domestic and foreign steel producers. As of December 31, 2024 and 2023, accounts receivable from sales of thermal coal of $83.5 million and $67.2 million, respectively, represented 37% and 25% of total trade receivables at each date. As of December 31, 2024 and 2023, accounts receivable from sales of metallurgical-quality coal of $141.1 million and $206.3 million, respectively, represented 63% and 75% of total trade receivables at each date.

The Company uses shipping destination as the basis for attributing revenue to individual countries. Because title may transfer on brokered transactions at a point that does not reflect the end usage point, they are reflected as exports, and attributed to an end delivery point if that knowledge is known to the Company. The Company’s foreign revenues by geographical location are as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2024	2023
(In thousands)
Europe	$543,449	$696,975
Asia	693,575	935,158
Central and South America	129,789	136,423
Africa	14,191	4,971

Total	$1,381,004	$1,773,527

The Company is committed under long-term contracts to supply thermal coal that meets certain quality requirements at specified prices. These prices are generally adjusted based on market indices. Quantities sold under some of these contracts may vary from year to year within certain limits at the option of the customer based on their requirements. The Company sold approximately 59 million tons of coal in 2024. Approximately 75% of this tonnage (representing approximately 42% of the Company’s revenues) was sold under long-term contracts (contracts having a term of greater than one year). Long-term contracts range in remaining life from one to four years.

Third-party sources of coal

The Company purchases coal from third parties that it sells to customers. Factors beyond the Company’s control could affect the availability of coal purchased by the Company. Disruptions in the quantities of coal purchased by the Company could impair its ability to fill customer orders or require it to purchase coal from other sources at prevailing market prices in order to satisfy those orders.

Transportation

The Company depends upon barge, rail, truck and belt transportation systems to deliver coal to its customers. Disruption of these transportation services due to weather-related problems, mechanical difficulties, strikes, lockouts, bottlenecks, and other events could temporarily impair the Company’s ability to supply coal to its customers. In the past, disruptions in rail service have resulted in missed shipments and production interruptions.

19. Revenue Recognition

ASC 606-10-50-5 requires that entities disclose disaggregated revenue information in categories (such as type of good or service, geography, market, type of contract, etc.) that depict how the nature, amount, timing, and uncertainty of revenue and cash flow are affected by economic factors. ASC 606-10-55-89 explains that the extent to which an entity’s revenue is disaggregated depends on the facts and circumstances that pertain to the entity’s contracts with customers and that some entities may need to use more than one type of category to meet the objective for disaggregating revenue.

In general, the Company’s business segmentation is aligned according to the nature and economic characteristics of its coal and customer relationships and provides meaningful disaggregation of each segment’s results. The Company has further disaggregated revenue between North America and Seaborne revenues which depicts the pricing and contract differences between the two. North America revenue is characterized by contracts with a term of one year or longer and typically the pricing is fixed; whereas Seaborne revenue generally is derived by spot or short-term contracts with an indexed based pricing mechanism.

	MET	Thermal	Consolidated
	(in thousands)
Year Ended December 31, 2024
North America revenues	$224,974	$826,840	$1,051,814
Seaborne revenues	1,207,866	173,138	1,381,004

Total revenues	$1,432,840	$999,978	$2,432,818

Year Ended December 31, 2023
North America revenues	$342,070	$1,030,246	$1,372,316
Seaborne revenues	1,550,256	223,271	1,773,527

Total revenues	$1,892,326	$1,253,517	$3,145,843

As of December 31, 2024, the Company has outstanding performance obligations for approximately 48.6 million tons of coal for 2025, representing 42.2 million tons of fixed price contracts and 6.4 million tons of variable price contracts. Additionally, the Company has outstanding performance obligations of approximately 63.5 million tons in periods beyond 2025, comprised of 62.4 million tons of fixed price contracts and 1.1 million tons of variable price contracts.

20. Commitments and Contingencies

The Company accrues for cost related to contingencies when a loss is probable and the amount is reasonably determinable. Disclosure of contingencies is included in the financial statements when it is at least reasonably possible that a material loss or an additional material loss in excess of amounts already accrued may be incurred.

The Company is a party to numerous claims and lawsuits with respect to various matters. As of December 31, 2024 and 2023, the Company had accrued $0.0 million and $0.0 million, respectively, for all legal matters. The ultimate resolution of any such legal matter could result in outcomes which may be materially different from amounts the Company has accrued for such matters.

In the normal course of business, the Company is a party to certain financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds, and other guarantees and indemnities related to the obligations of affiliated entities which are not reflected in the Consolidated Balance Sheets. However, the underlying liabilities that they secure, such as asset retirement obligations, workers’ compensation liabilities, and other obligations, are reflected in the Consolidated Balance Sheets. As of December 31, 2024, the Company had outstanding surety bonds with a face amount of $469.5 million to secure various obligations and commitments and $75.9 million of letters of credit used to collateralize certain obligations. The Company had posted $5.6 million in cash collateral related to various obligations; this amount is recorded within “Other noncurrent assets” on the Consolidated Balance Sheets.

As of December 31, 2024, the Company’s reclamation-related obligations of $246.4 million were supported by surety bonds of $401.8 million; and the Company has posted $0.6 million in cash collateral related to reclamation surety bonds. This amount is recorded within “Other noncurrent assets” on the Consolidated Balance Sheets. Additionally, through December 31, 2024, the Company has contributed $149.8 million to a fund that will serve to defease the long-term asset retirement obligation for its thermal asset base; this amount is recorded as “Fund for asset retirement obligations” on the Consolidated Balance Sheets. The funds will be utilized for final mine closure reclamation activities.

The Company has unconditional purchase obligations relating to purchases of materials and supplies and capital commitments, other than reserve acquisitions, and is also a party to transportation capacity commitments. The future commitments under these agreements total $234.4 million in 2025, and is immaterial thereafter.

21. Subsequent Events

On August 20, 2024, the Company, CONSOL Energy Inc. (“CONSOL”), and Mountain Range Merger Sub Inc., a wholly owned subsidiary of CONSOL (“Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Arch (the “Merger”), with Arch thereafter being a wholly-owned subsidiary of CONSOL.

The Merger was approved on January 9, 2025 after both companies’ stockholders voted to approve all proposals in relation to the pending combination of CONSOL and Arch. The combination closed on January 14, 2025, subject to the satisfaction and waiver of the remaining customary closing conditions. In connection with closing, the Company incurred costs and made cash payments related to change in control provisions such as debt agreements, equity compensation agreements, and transaction and legal fees of approximately $80 million. Additionally, the Inventory-Based Revolving Credit Facility was terminated at closing.

Pursuant to the Merger Agreement, the Company notified the NYSE of the Merger and requested that the NYSE withdraw the listing of Arch Common Stock. Upon the Company’s request, on January 14, 2025, the NYSE filed a notification of removal of listing on Form 25 with the SEC with respect to the delisting of the Arch Common Stock and the deregistration of the Arch Common Stock under Section 12(b) of the Exchange Act.

On January 16, 2025, the Company announced that it was taking steps to temporarily seal the Leer South mine’s active longwall panel in order to extinguish isolated combustion-related activity there. Based on its collaborative, ongoing discussions with regulatory authorities, the Company believes Leer South will be able to resume development work with continuous miners within the next three months, and to resume longwall mining mid-year. The Company is still evaluating the impact of this event.

The Company has evaluated events and transactions from December 31, 2024 to February 19, 2025 and has not identified any that affect the financial statements or notes thereto other than those already disclosed herein. February 19, 2025 represents the date on which these consolidated financial statements were approved for issuance.